Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FIRST QUARTER 2018 RESULTS

FARMINGDALE, NJ – May 9, 2018 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the first quarter of 2018.

First Quarter 2018 Highlights

•	GAAP net income applicable to common stockholders of $33.6 million, or $2.64 per diluted share
•	Core earnings attributable to common stockholders of $6.6 million, or $0.52 per share
•	Book value of $20.15 per share at March 31, 2018, a 1.4% reduction from $20.44 at December 31, 2017, net of the Company’s first quarter dividend
•	Declared regular common dividend of $0.49 per share; annualized common dividend yield at market close was 10.9% at May 8, 2018
•	Aggregate portfolio leverage stood at 4.9x at March 31, 2018
•	Acquired approximately $4.3 billion in UPB of MSRs during the quarter

“I am very pleased with our performance for the first quarter,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “Our portfolio as constructed once again delivered solid returns with minimal book value deterioration in a volatile interest rate environment. With the rising rate environment expected to continue for the foreseeable future, we remain opportunistic and thoughtful in terms of acquiring additional MSRs that meet our investment criteria.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the first quarter of 2018 of $33.6 million, or $2.64 per basic and diluted weighted average common share outstanding. The reported GAAP net income was determined based primarily on the following: $5.9 million of net interest income, $6.9 million of net servicing income, a net realized loss of $4.9 million on the RMBS portfolio, a nominal net realized gain of $13,000 on derivatives, a net unrealized gain of $19.6 million on derivatives, a net unrealized gain of $12.5 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $2.2 million.

Core earnings attributable to common stockholders for the first quarter of 2018 were $6.6 million, or $0.52 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended March 31,
	2018	2017
Income
Interest income	$13,415	$6,078
Interest expense	7,543	2,431
Net interest income	5,872	3,647
Servicing fee income	8,650	4,574
Servicing costs	1,712	1,227
Net servicing income	6,938	3,347
Other income (loss)
Realized gain (loss) on RMBS, net	(4,881)	(256)
Realized gain on investments in Excess MSRs, net	-	6,678
Realized gain (loss) on derivatives, net	13	(1,017)
Unrealized gain on derivatives, net	19,626	1,082
Unrealized gain on investments in MSRs	12,498	12,312
Total Income	40,066	25,793
Expenses
General and administrative expense	877	975
Management fee to affiliate	1,315	892
Total Expenses	2,192	1,867
Income Before Income Taxes	37,874	23,926
Provision for corporate business taxes	2,635	1,339
Net Income	35,239	22,587
Net (income) loss allocated to noncontrolling interests in Operating Partnership	(456)	(409)
Dividends on preferred stock	1,213	-
Net Income Applicable to Common Stockholders	$33,570	$22,178
Net income Per Share of Common Stock
Basic	$2.64	$2.91
Diluted	$2.64	$2.90
Weighted Average Number of Shares of Common Stock Outstanding
Basic	12,713,265	7,634,038
Diluted	12,721,464	7,640,348

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized loss on the Company’s RMBS portfolio for the first quarter 2018 was approximately $35.9 million.

	Three Months Ended March 31,
	2018	2017
Net income	$35,239	$22,587
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	(35,924)	1,416
Reclassification of net realized loss on RMBS included in earnings	4,881	256
Other comprehensive income (loss)	(31,043)	1,672
Comprehensive income	$4,196	$24,259
Comprehensive income attributable to noncontrolling interests in Operating Partnership	54	440
Dividends on preferred stock	1,213	-
Comprehensive income attributable to common stockholders	$2,929	$23,819

Unaudited.  Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended March 31, 2018

The Company realized servicing fee income of $8.7 million from its MSR portfolio, interest income of $13.4 million from its RMBS portfolio and other income of $27.3 million primarily related to unrealized gains on derivatives and the MSR portfolio. The unpaid principal balance for the MSR portfolio stood at $15.7 billion as of March 31, 2018 and the carrying value of the MSR portfolio ended the quarter at $188.1 million.  Net interest spread for the RMBS portfolio stood at 1.14% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 4.9x.

The RMBS portfolio had a book value of approximately $1.7 billion and a carrying value of approximately $1.6 billion at quarter end March 31, 2018.  The portfolio had a weighted average coupon of 3.9% and weighted average maturity of 25 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions, TBAs and Treasury futures.  At quarter end March 31, 2018, the Company held interest rate swaps with a notional amount of $1.1 billion, swaptions with a notional amount of $180.0 million, TBAs with a notional amount of ($50.3) million and Treasury futures with a notional amount of ($111.4) million.

As of March 31, 2018, Cherry Hill’s GAAP book value was $20.15 per diluted share, a 1.4% reduction, net of the first quarter dividend, from book value per share of $20.44 as of December 31, 2017.

Dividends

On March 8, 2018, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the first quarter of 2018. The dividend was paid in cash on April 24, 2018 to common stockholders of record as of the close of business on March 29, 2018. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock for the first quarter of 2018. The dividend was paid in cash on April 16, 2018 to preferred stockholders of record as of the close of business on March 29, 2018.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined by the Company as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized and unrealized (gain) loss on investments in Excess MSRs and MSRs, realized and unrealized gain (loss) on derivatives, and changes in fair value of MSRs primarily due to realization of expected cashflows (runoff). Core earnings is adjusted to exclude outstanding LTIP-OP units in the Company’s Operating Partnership and dividends paid on preferred stock. Additionally, core earnings excludes (i) any tax (benefit) expense on unrealized (gain) loss on MSRs and (ii) any estimated catch up premium amortization (benefit) cost due to the use of current rather than historical estimates of constant prepayment rates for amortization of Excess MSRs. Core earnings include yield maintenance payments received in connection with the sale of the Company’s Excess MSRs. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance. The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income to core earnings for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Net income	$35,239	$22,587
Realized loss on RMBS, net	4,881	256
Realized (gain) loss on investments in Excess MSRs, net	-	(6,678)
Realized (gain) loss on derivatives, net	(13)	1,017
Unrealized (gain) loss on derivatives, net	(19,626)	(1,082)
Unrealized (gain) loss on investments in MSRs	(12,498)	(12,312)
Tax expense on unrealized gain on MSRs	2,444	1,351
Changes due to realization of expected cash flows	(2,493)	(953)
Yield maintenance income	-	750
Total core earnings:	$7,934	$4,936
Core earnings attributable to noncontrolling interests in Operating Partnership	(103)	(90)
Dividends on preferred stock	1,213	-
Core Earnings Attributable to Common Stockholders	$6,618	$4,846
Core Earnings Attributable to Common Stockholders, per Share	$0.52	$0.63
GAAP Net income Per Share of Common Stock	$2.64	$2.90

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the Securities and Exchange Commission on May 9, 2018.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of March 31, 2018 and its results of operations for the first quarter of 2018 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9716 (from within the U.S.) or 1-201-493-6779 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill First Quarter 2018 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on June 9, 2018 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please reference access code “13679458.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@CHMIreit.com